EXHIBIT 99.1

Equillium Reports Third Quarter 2018 Financial Results and Recent Highlights

Completes Successful Initial Public Offering Raising Gross Proceeds of Approximately $71.6 Million

On-Track for Early 2019 Initiation Phase 1b/2 Trial of EQ001 in Acute Graft-Versus-Host Disease

LA JOLLA, Calif., Nov. 15, 2018 – Equillium, Inc. (Nasdaq: EQ), a biotechnology company developing treatments for severe immuno-inflammatory disorders, today announced financial results for the third quarter ended September 30, 2018, and recent business highlights.

Business Highlights:

•

Completed a successful initial public offering of common stock on the Nasdaq Global Market that raised gross proceeds of approximately $71.6 million through the issuance of 5,115,097 shares at a public offering price of $14.00 per share, including shares that the underwriters elected to purchase pursuant to their over-allotment option

•

Received “Study May Proceed Letter” from the U.S. Food and Drug Administration (FDA) for the Company’s Investigational New Drug (IND) application to commence a Phase 1b/2 clinical trial of EQ001 for the treatment of acute graft-versus-host disease (aGVHD)

•	Expanded leadership team with appointment of Dr. Krishna Polu as Chief Medical Officer

•	Strengthened Board of Directors with the appointment of three independent directors: Martha Demski, Charles McDermott and Mark Pruzanski, M.D.

“It is remarkable what can be accomplished in a short period of time when surrounded by a team of accomplished, capable, and dedicated individuals,” said Daniel Bradbury, Chairman and Chief Executive Officer of Equillium. “In less than two years we went from the seed of an idea for a business, to in-licensing our first product candidate, EQ001, opening an IND with the FDA and then successfully completing the initial public offering of our common stock. Today, we believe we have the focus and financial resources to execute on the clinical development of our pipeline to treat immuno-inflammatory disorders, starting first with aGVHD in early 2019, followed rapidly by severe refractory asthma, with additional studies in other important indications planned to commence shortly thereafter. Our hope is to improve the lives of patients who face severe immuno-inflammatory conditions, have limited treatment options and don’t respond to existing therapies.”

Upcoming Milestones:

•	Initiate a Phase 1b/2 trial of EQ001 in aGVHD (early 2019)

•	Initiate a proof-of-concept clinical trial of EQ001 for the treatment of severe asthma (1H 2019)

•	Initiate a Phase 2 trial of EQ001 in chronic GVHD (1H 2019)

•	Select a fourth indication for future EQ001 clinical development (1H 2019)

Third Quarter 2018 Financial Results

Research and development (R&D) expenses. Total R&D expenses for the three months ended September 30, 2018 were $1.2 million, compared with approximately $50 thousand for the same period in 2017. The increase in R&D expenses was primarily driven by additional costs related to increased headcount, regulatory and clinical activity, and preclinical research activities to support the Company’s clinical development program.

General and administrative (G&A) expenses. Total G&A expenses for the three months ended September 30, 2018 were $1.0 million, compared with approximately $34 thousand for the same period in 2017. The increase in G&A expenses was primarily driven by additional costs related to increased headcount and costs incurred during the third quarter of 2018 associated with supporting the increased level of clinical and finance activities and preparing to become a public company.

Net loss. Total net loss for the three months ended September 30, 2018 was $4.9 million, compared with approximately $141 thousand for the same period in 2017.

Cash and cash equivalents. As of September 30, 2018, Equillium reported total cash and cash equivalents of approximately $5.0 million, compared to $7.1 million at December 31, 2017. Subsequent to the end of the third quarter, the Company completed a successful initial public offering of its common stock, raising gross proceeds of approximately $71.6 million.

About Equillium

Equillium is a biotechnology company leveraging deep understanding of immunobiology to develop products to treat severe autoimmune and inflammatory disorders with high unmet medical need. Equillium’s initial product candidate, EQ001 (itolizumab), is a clinical-stage, first-in-class monocolonal antibody that selectively targets the novel immune checkpoint receptor CD6 to modulate T cells that drive immuno-inflammation. Itolizumab is a clinically-validated therapeutic with a favorable safety and tolerability profile. Equillium plans to advance EQ001 into clinical development in multiple immuno-inflammatory indications of high unmet medical need and believes EQ001 has the potential to be a best-in-class disease modifying therapeutic. For more information, visit www.equilliumbio.com.

Forward Looking Statements

This press release contains forward-looking statements regarding Equillium’s current expectations within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation the timing of Equillium’s clinical development milestones for EQ001 and the sufficiency of Equillium’s focus and financial resources to achieve such clinical development milestones. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the dependence on the success of clinical trial(s) of EQ001, the lengthy and uncertain regulatory approval process, uncertainties related to the initiation and completion of clinical trials, including the initiation of Phase 1b/2 trial of EQ001 in aGVHD in early 2019 and whether the final results from EQ001 trials and studies will validate and support the safety and efficacy of EQ001. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Equillium will be able to develop commercially viable product candidates. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Equillium’s operations and business environments. These risks and uncertainties are described more fully in Equillium’s Registration Statement on Form S-1, as amended, as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Equillium undertakes no duty to update such information except as required under applicable law.

EQUILLIUM, INC.

BALANCE SHEETS

	September 30, 2018	December 31, 2017
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,982,505	$7,103,553
Prepaid expenses and other current assets	77,805	45,813

Total current assets	5,060,310	7,149,366
Property and equipment, net	31,887	2,077
Deferred offering costs	1,329,350	—

Total assets	$6,421,547	$7,151,443

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$1,230,262	$243,741
Accrued expenses	1,449,492	325,079

Total current liabilities	2,679,754	568,820
Long-term convertible promissory notes	10,321,940	6,994,847
Long-term convertible promissory notes, related party	1,274,784	1,064,019
Biocon anti-dilution right	2,375,109	775,842
Other non-current liabilities	148,724	—

Total liabilities	16,800,311	9,403,528
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.0001 par value; 43,100,000 shares authorized at December 31, 2017 and September 30, 2018 (unaudited); 10,708,074 and 11,130,446 shares issued and outstanding as of December 31, 2017 and September 30, 2018 (unaudited), respectively	166	124
Additional paid-in capital	141,526	9,665
Accumulated deficit	(10,520,456)	(2,261,874)

Total stockholders’ deficit	(10,378,764)	(2,252,085)

Total liabilities and stockholders’ deficit	$6,421,547	$7,151,443

EQUILLIUM, INC.

STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,	Period March 16, 2017 (Inception) Through September 30,
	2018	2017	2018	2017
		(unaudited)
Operating expenses:
Research and development	$1,222,296	$49,949	$2,425,213	$851,313
General and administrative	1,003,584	33,762	1,962,276	220,935

Total operating expenses	2,225,880	83,711	4,387,489	1,072,248

Loss from operations	(2,225,880)	(83,711)	(4,387,489)	(1,072,248)
Other expense (income):
Interest expense	1,221,100	15,123	2,329,296	22,192
Interest income	(27,544)	—	(57,470)	—
Change in fair value of Biocon anti-dilution right	1,496,987	42,191	1,599,267	61,078

Total other expense (income)	2,690,543	57,314	3,871,093	83,270

Net loss and comprehensive loss	$(4,916,423)	$(141,025)	$(8,258,582)	$(1,155,518)

Net loss per share, basic and diluted	$(0.44)	$(0.01)	$(0.76)	$(0.16)

Weighted-average common shares outstanding, basic and diluted	11,078,840	10,708,074	10,835,483	7,127,537

Investor Contact

Tim McCarthy

LifeSci Advisors, LLC

+1-212-915-2564

tim@lifesciadvisors.com

Media Contact

Heidi Chokeir, Ph.D.

Canale Communications

+1-619-203-5391

heidi@canalecomm.com

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